Exhibit 10.1

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (“Agreement”) is entered into as of October 24, 2022 between Anaya Holdings LLC, a California limited liability company (successor-in-interest to the Lloyd Wells Gift Trust dated November 24, 1987) (“Lessor”) and RA Medical Systems, Inc., a Delaware corporation (successor-in-interest to RA Medical Systems, Inc., a California corporation) (“Lessee”).

WHEREAS, Lessee is a lessee of the premises located at 2070 Las Palmas Drive, Carlsbad, CA 92011 (“Premises”) pursuant to a lease agreement dated August 17, 2017 (“Lease”); and

WHEREAS, Lessor is the lessor of the Premises pursuant to the Lease; and

WHEREAS, the Lessor and Lessee desire to terminate the Lease and to each be released of its obligations under the Lease prior to the expiration of the term of the Lease; and

WHEREAS, Entos Pharmaceuticals, a new lessee of Lessor (“Prospective Lessee”), desires to lease and to occupy the Premises;

NOW, THEREFORE, Lessor agrees to terminate the Lease prior to its expiration date in consideration of the following terms and conditions:

1.Termination of Lease/Surrender of Premises. Subject to the complete performance of the conditions set forth in Section 4 of this Agreement, the Lease shall be deemed terminated and Lessee completely released of all of its obligations thereunder at midnight on October 31, 2022 (the “Termination Date”). On the Termination Date, (i) the Premises shall be turned over to Lessor in its current as-is condition, and (ii) Lessor shall have complete and unrestricted access to the Premises. Lessor expressly waives the provisions of California Civil Code Section 1542, which provides as follows:

2.Consideration. As consideration for Lessee vacating the Premises prior to the expiration of the Lease and in a timely and orderly manner and in full satisfaction of its payment obligations under the Lease, Lessee shall, not later than the Termination Date (i) be deemed to have released its rights to the Security Deposit in the amount of $36,017.14, and (ii) pay Lessor the additional amount of $300,000.

3.Expense Payments. Except as set forth in Section 2 above, Lessee shall not be liable to Lessor for any further operating expense payment or other payments for the balance of the term of their Lease.

4.Mutual Releases.

(a)Effective upon timely payment as provided in Section 5 below, Lessee and Lessor, on behalf of themselves, and all persons or entities claiming by, through or under them, and their respective heirs, successors and assigns, hereby fully, completely and finally waive, release, remise, acquit, and forever discharge and covenant not to sue the other Parties, with respect to any and all claims, demands, suits, manner of obligation, debt, liability, tort, covenant, contract, or causes of action of any kind whatsoever, at law or in equity, including without limitation, all claims and causes of action arising out of or in any way relating to the above-referred Lease and property. Lessee and Lessor warrant and represent that they have not assigned or otherwise transferred any claim or cause of action released by this Agreement.

(b)Lessee and Lessor acknowledge and agree that these releases are GENERAL RELEASES.  Lessee and Lessor expressly waive and assume the risk of any and all claims for damages which exist as of this date, but which they do not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect the decision to enter into this Agreement.  Lessee and Lessor expressly acknowledge that this waiver of claims includes any claims for any alleged fraud, deception, concealment, misrepresentation or any other misconduct of any kind in procuring this Agreement.  Lessee and Lessor specifically do not, however, waive or release any claim that may arise for breach of this Agreement.

5.Conditions Precedent. This Agreement is contingent upon, subject to and shall not be effective until Lessee has performed all of the following Conditions Precedent:

(a)All sums due to Lessor by Lessee under this Agreement as described in paragraph 2 above are paid in full;

(b)The Premises are surrendered by Lessee in its current as-is condition with all furniture, fixtures, and equipment currently in the Premises, including the clean rooms (collectively, the “FF&E”), remaining in the Premises.

As of the Termination Date, Lessee shall be deemed to have relinquished all ownership of the FF&E.

6.Entire Agreement. This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties hereto, and contains all of the covenants and agreements between the parties. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party. Any modification of this Agreement will be effective only if it is in writing and is signed by all parties. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same Agreement.  This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

7.Effect of Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, and no waiver or relinquishment of any right or power at any one time or times shall be deemed a waiver or relinquishment of the right or power for all or any other time.

8.Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or enforceable, the remaining provisions shall nonetheless continue in full force without being impaired or invalidated in any way.

9.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

10.Attorney’s Fees and Costs. If any legal action is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which the party may be entitled.

11.Authority and Consent.  Lessee and Lessor each represent and warrant to the other that each person executing this Agreement on behalf of each party is duly authorized to execute and deliver this Agreement on behalf of that party.  Lessor represents and warrants that it has obtained the consent to this Agreement from any Lender.

[Signature Pages Follow]

AGREED AND ACCEPTED:

LESSOR:	LESSEE:

ANAYA HOLDINGS LLC, A CALIFORNIA LIMITED LIABILITY COMPANY	RA MEDICAL SYSTEMS, INC., A DELAWARE CORPORATION

By: /s/ Ali Nayab	By: /s/ Will McGuire

Name Printed: Ali Nayab	Name Printed: Will McGuire

Title: Managing Member	Title: CEO

Date: 10/28/2022	Date: October 26, 2022